Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-1 (File No. 333-XXX) of Greenland Technologies Holding Corporation (the “Company”) of our report, dated March 26, 2025, which appears in the Company’s Annual Report on Form 10-K filed with the U.S. Securities Exchange Commission (the “SEC”) on March 26, 2025 relating to the audit of the consolidated balance sheet of the Company and its subsidiaries as of December 31, 2024, and the related statements of operations and comprehensive income (loss), changes in shareholders’ equity, and cash flows for the year ended December 31, 2024, and the related notes (collectively referred to as the financial statements).

/s/ Enrome LLP

Enrome LLP

Singapore
December 23, 2025